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                                                                    Exhibit 99.1
                              POLYMER GROUP, INC.
                   AFFILIATE ANNOUNCES CASH TENDER OFFER FOR
                      ALL SHARES OF DOMINION TEXTILE INC.

October 27, 1997 9:02 AM EST

NORTH CHARLESTON, S.C., Oct. 27/PRNewswire/ -- DT Acquisition Inc., an affiliate of Polymer Group, Inc. (NYSE: PGH), announced today that it will commence an all-cash tender offer for all outstanding common and first preferred shares of Dominion Textile Inc. (Montreal: DTX) at a price of C$11.75 per share for the common shares and C$109.50 per share for the first preferred shares. The offer was communicated in a letter from Jerry Zucker, Chairman, President and CEO of Polymer Group, to Charles H. Hantho, Chairman of Dominion Textile. The offer represents a premium of approximately 51.6% over Dominion Textile's share price on September 3, 1997, the day immediately prior to the public disclosure of Polymer Group's interest in Dominion Textile and a 69.8% premium over the price at which Dominion was trading at the start of the year. The following is the complete text of Mr. Zucker's letter to Mr. Hantho:

     October 27, 1997

     Mr. Charles H. Hantho
     Chairman
     Dominion Textile Inc.
     1950 Sherbrooke Street West
     Montreal, Quebec H3H 1E7

     Dear Chuck:

     As you know from our prior communications, Polymer Group is highly interested in a business combination with Dominion Textile Inc. ("Dominion"). We have, over a period of several months, attempted to have serious discussions with you, the Board, and Dominion senior management regarding a possible transaction that would provide your shareholders with significant value.

     During this time period, we, and certain other affiliated investors, were a significant acquirer of Dominion shares and currently hold approximately 14.5% of the outstanding Dominion shares. Such purchases constituted a substantial portion of the trading volume in Dominion Textile's shares during the period May 1 to September 4, 1997, and contributed to the price increases of the shares during this period.

     Although I hoped that our meeting of September 15 would lead to substantive dialogue, you again declined to pursue meaningful discussion that could lead to increased value for your shareholders. Your continued refusal to discuss the merits
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     and valuation of a transaction has left us with no choice but to present our offer directly to Dominion Textile shareholders.

     Therefore, DT Acquisition Inc. is publicly announcing today a cash tender offer for all of the outstanding common shares of Dominion at a price of C$11.75 per share. As the following table shows, our offer represents a significant premium to Dominion's shareholders.

Date                    DTX Price        Offer Premium

January 3, 1997          C$6.92              69.8%

August 26, 1997          C$7.75              51.6%

12 Month Average (A)     C$7.08              66.0%

24 Month Average (B)     C$7.20              63.2%


     (A) 12-month period prior to September 3, 1997 public disclosure of Polymer's interest.
     (B) 24-month period prior to September 3, 1997 public disclosure of Polymer's interest.

     You will note that our offer is below Friday's closing price of C$12.25. In our opinion, Dominion's current price has been driven by significant speculative trading by short-term investors and exceeds the fair value we perceive based on our analysis of publicly available information.

     Our offer is not subject to financing. The conditions to our proposal will include the valid tendering and non-withdrawal of 90% of both of the outstanding common shares and first preferred shares held by the public, the removal of your takeover defenses, specifically the existing poison pill, and necessary regulatory clearances.

     Polymer and DT Acquisition Inc. have entered into an agreement with a third party for the purchase of Dominion's apparel fabrics business, comprising its denim and career wear operations, following successful completion of the offer.

     Chuck, we have on many occasions expressed our desire to complete a friendly transaction. Most importantly, we strongly believe that a friendly transaction can provide a higher per share value to your shareholders. Despite our great frustration with your unwillingness to move forward, we remain prepared to discuss ways to generate more value for Dominion's shareholders.

     As a significant Dominion Textile shareholder, we believe our offer represents a unique opportunity for Dominion's Board of Directors to maximize value for all of
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     its shareholders on a near term basis and strongly suggest that you reconsider your position of ignoring our requests for serious negotiation. We urge you to recognize the substantial benefits our proposal brings to your shareholders.

     We look forward to hearing from you promptly.

     Respectfully,

Polymer Group is a global manufacturer and marketer of nonwovens and woven slit film fabrics with principal business lines in disposable hygiene, medical, wiping and specialized industrial applications. The Company employs approximately 2,300 people and operates 14 manufacturing facilities in 5 countries in North America and Europe. DT Acquisition Inc. is a Canadian affiliate of Polymer Group, Inc., formed for the purpose of making the offer.

For further information, please contact:

James Bryant
Director of Investor Relations
Polymer Group, Inc.
4838 Jenkins Avenue
North Charleston, South Carolina  29405
Telephone No.: (803) 744-5174, ext. 238
Fax No.:       (803) 308-0104
E-mail: jibryant@awod.com SOURCE Polymer Group, Inc.
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